UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A
                    Under the Securities Exchange Act of 1934
				(Amendment No. 4)

                                  Cardica, Inc.
                                (Name of Issuer)

                          	  Common Stock
                         (Title of Class of Securities)

                                   14141R101
                                 (CUSIP Number)

                              December 31, 2010
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                               CUSIP No. 14141R101


       1.    Names of Reporting Person

             Allen & Company Incorporated

       2.    Check the Appropriate Box if a Member Of a Group

             [ ] (a)
             [X] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             New York, United States

       5.    Sole Voting Power: 0
Number of
Shares           6.  Shared Voting Power: 466,388  (including 48,450 shares
Beneficially	     underlying warrants)
Owned by
Each Reporting   7.  Sole Dispositive Power:  0
Person With
       		 8.  Shared Dispositive Power: 466,388  (including 48,450 shares
		     underlying warrants)

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             466,388  (including 48,450 shares underlying warrants)

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       11.   Percent of Class Represented by Amount in Row (9)

	     1.8%

       12.   Type of Reporting Person

	     CO


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                               CUSIP No. 14141R101


       1.    Names of Reporting Person

             MBOGO Inc.

       2.    Check the Appropriate Box if a Member Of a Group

             [ ] (a)
             [X] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Delaware, United States

       5.    Sole Voting Power: 0
Number of
Shares           6.  Shared Voting Power: 487
Beneficially
Owned by         7.  Sole Dispositive Power:  0
Each Reporting
Person With      8.  Shared Dispositive Power: 487

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             487

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       11.   Percent of Class Represented by Amount in Row (9)

	     0.002%

       12.   Type of Reporting Person

	     CO


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                               CUSIP No. 14141R101


       1.    Names of Reporting Person

             Allen, Herbert A.

       2.    Check the Appropriate Box if a Member Of a Group

             [ ] (a)
             [X] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             United States

       5.    Sole Voting Power: 40,556
Number of
Shares           6.  Shared Voting Power: 466,388 (represents shares held by
Beneficially	     Allen & Company Incorporated)
Owned by
Each Reporting   7.  Sole Dispositive Power:  40,556
Person With
     		 8.  Shared Dispositive Power: 466,388 (represents shares held
		     by Allen & Company Incorporated)

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             506,944  (including 48,450 shares underlying warrants)

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       11.   Percent of Class Represented by Amount in Row (9)

	     2.0%

       12.   Type of Reporting Person

	     IN

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                               CUSIP No. 14141R101


       1.    Names of Reporting Person

             Allen, Bruce

       2.    Check the Appropriate Box if a Member Of a Group

             [ ] (a)
             [X] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             United States

       5. Sole Voting Power: 862,500 (including 218,401 shares underlying warrants)
Number of
Shares           6.  Shared Voting Power: 0
Beneficially
Owned by         7.  Sole Dispositive Power:  862,500 (including 218,401
Each Reporting	     shares underlying warrants)
Person With
      		 8.  Shared Dispositive Power: 0

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             862,500 (including 218,401 shares underlying warrants)

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       11.   Percent of Class Represented by Amount in Row (9)

	     3.4%

       12.   Type of Reporting Person

	     IN

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                               CUSIP No. 14141R101


       1.    Names of Reporting Person

             Allen, Susan K.

       2.    Check the Appropriate Box if a Member Of a Group

             [ ] (a)
             [X] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             United States

       5.    Sole Voting Power: 121,213 (including 24,225 shares underlying
	     warrants)
Number of
Shares           6.  Shared Voting Power: 0
Beneficially
Owned by         7.  Sole Dispositive Power:  121,213 (including 24,225 shares
Each Reporting	     underlying warrants)
Person With
      	         8.  Shared Dispositive Power: 0

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             121,213 (including 24,225 shares underlying warrants)

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       11.   Percent of Class Represented by Amount in Row (9)

	     0.5%

       12.   Type of Reporting Person

	     IN

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                               CUSIP No. 14141R101


       1.    Names of Reporting Person

             John Simon

       2.    Check the Appropriate Box if a Member Of a Group

             [ ] (a)
             [X] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             United States

       5. Sole Voting Power: 897,617 (represents shares held as tenant in common with wife and includes 246,575 shares underlying warrants and options)
Number of
Shares           6.  Shared Voting Power: 0
Beneficially
Owned by         7.  Sole Dispositive Power:  897,617 (represents shares held as
Each Reporting       tenant in common with wife and includes 246,575 shares
Person With  	     underlying warrants and options)

		 8.  Shared Dispositive Power: 0

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             897,617 (represents shares held as tenant in common with wife and includes 246,575 shares underlying warrants and options)

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       11.   Percent of Class Represented by Amount in Row (9)

	     3.5%

       12.   Type of Reporting Person

	     IN

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                               CUSIP No. 14141R101


       1.    Names of Reporting Person

             Allen III, Herbert A.

       2.    Check the Appropriate Box if a Member Of a Group

             [ ] (a)
             [X] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             United States

       5.    Sole Voting Power: 10,831
Number of
Shares           6.  Shared Voting Power: 37,836 (includes 487 shares held by
Beneficially	     MBOGO Inc. and 37,349 shares held by certain individual
Owned by 	     accounts)
Each Reporting
Person With      7.  Sole Dispositive Power:  10,831

      		 8. Shared Dispositive Power: 37,836 (includes 487 shares held by MBOGO Inc. and 37,349 shares held by certain individual accounts)

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             48,667

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares


       11.   Percent of Class Represented by Amount in Row (9)

	     0.2%

       12.   Type of Reporting Person

	     IN

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Item 1. (a)  Name of Issuer:

 	     Cardica, Inc. ("Issuer")

Item 1. (b)  Address of Issuer's Principal Executive Offices:

             Cardica, Inc.
	     900 Saginaw Dr.,
	     Redwood City, CA 94063

Item 2. (a)  Name of Person Filing:

             (i)	Allen & Company Incorporated
	     (ii)	MBOGO Inc.
	     (iii)	Herbert A. Allen
	     (iv)	Bruce Allen
	     (v)	Susan K. Allen
	     (vi)	John Simon
	     (vii)	Herbert A. Allen III


        (b)  Address or Principal Business Office or, If None, Residence:

             (i)	711 Fifth Avenue,  New York, NY 10022
	     (ii)	711 Fifth Avenue,  New York, NY 10022
	     (iii)	711 Fifth Avenue,  New York, NY 10022
	     (iv)	711 Fifth Avenue,  New York, NY 10022
	     (v)	711 Fifth Avenue,  New York, NY 10022
	     (vi)	711 Fifth Avenue,  New York, NY 10022
	     (vii)	711 Fifth Avenue,  New York, NY 10022


        (c)  Citizenship:

	     (i)	New York
	     (ii)	Delaware
	     (iii)	United States
	     (iv)	United States
	     (v)	United States
	     (vi)	United States
	     (vii)	United States

        (d)  Title of Class of Securities
             Common Stock

        (e)  CUSIP Number: 14141R101

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
        (c), Check Whether the Person Filing is a:

        (a) |_| Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

        (b) |_| Bank as defined in section 3(a)(6) of the Act
	        (15 U.S.C. 78c);

        (c) |_| Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

        (d) |_| Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8);

        (e) |_| An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);

        (f) |_| An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

        (g) |_| A parent holding company or control person in accordance with ss.240.13d- 1(b)(1)(ii)(G);

        (h) |_| A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

        (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

        (j) |_| A non-U.S. institution in accordance with ss.240.13d-1(b)(1)(ii)(J);

        (k) |_| Group, in accordance with ss.240.13d-1(b)(1)(ii)(K).

Item 4. Ownership

        (a)  Amount beneficially owned:
             2,436,941 (includes 537,651 shares underlying warrants and options)*

        (b)  Percent of class:
             9.4%*

        (c)  Number of shares as to which such person has:

	     (i)	Sole power to direct the vote: 1,932,717 includes
			489,201 shares underlying warrants and options)
	     (ii)	Shared power to direct the vote: 504,224 (includes
			48,450 shares underlying warrants)
       	     (iii)	Sole power to dispose or direct the disposition of:
			1,932,717 (includes 489,201 shares underlying
			warrants and options)
	     (iv)	Shared power to dispose or direct the disposition of:
			504,224 (includes 48,450  shares underlying warrants)

	 * The number of shares reported hereby excludes shares that, to the Reporting Persons' knowledge, are held personally by certain officers and employees of Allen & Company LLC, and their related parties. The Reporting Persons disclaim beneficial ownership of all shares held by such officers, employees and related parties. Although the number of shares and percentage of class shown in Items 4(a) through (c) above are calculated on an aggregate basis for all Reporting Persons, the Reporting Persons disclaim that they are a "group" for purposes of Rule 13d under the Securities Exchange Act of 1934.


Item 5.  Ownership of Five Percent or Less of a Class

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following |_|

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

	 Not Applicable

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Item 7.  Identification and Classification of the Subsidiary Which Acquired the
         Security Being Reported on By the Parent Holding Company

         Not Applicable

Item 8.  Identification and Classification of Members of the Group

         Not Applicable

Item 9.  Notice of Dissolution of Group

         Not Applicable

Item 10. Certifications

	 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 4, 2011
                                       Allen & Company Incorporated

                                       By: /s/ Kim M. Wieland
                                       --------------------------
                                       Name: Kim M. Wieland
                                       Title: Chief Financial Officer

 				       MBOGO Inc.

                                       By: /s/ Herbert A. Allen III
                                       --------------------------
                                       Name: Herbert A. Allen III
                                       Title: President

				       By: /s/ Herbert A. Allen
                                       --------------------------
                                       Name: Herbert A. Allen

				       By: /s/ Bruce Allen
                                       --------------------------
                                       Name: Bruce Allen

				       By: /s/ Susan K. Allen
                                       --------------------------
                                       Name: Susan K. Allen

				       By: /s/ John Simon
                                       --------------------------
                                       Name: John Simon

                                       By: /s/ Herbert A. Allen III
                                       --------------------------
                                       Name: Herbert A. Allen III


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CUSIP NO: 14141R101 						  Exhibit 1

                          JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to 2,436,941 shares of Common Stock of Cardica, Inc. and further agree that this Joint Filing Agreement shall be included as an exhibit to such joint filings.

The undersigned further agree that each party hereto is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein; provided, however, that no party is responsible for the completeness or accuracy of the information concerning any other party making the filing, unless such party knows or has reason to believe that such information is inaccurate.

        IN WITNESS WHEREOF, the undersigned have executed this Joint Filing Agreement as of the 4th day of February 2011.

                                       Allen & Company Incorporated

                                       By: /s/ Kim M. Wieland
                                       --------------------------
                                       Name:  Kim M. Wieland
                                       Title: Chief Financial Officer

				       MBOGO Inc.

				       By: /s/ Herbert A. Allen III
                                       --------------------------
                                       Name:  Herbert A. Allen III
				       Title: President

                                       By: /s/ Herbert A. Allen
                                       --------------------------
                                       Name:  Herbert A. Allen

                                       By: /s/ Bruce Allen
                                       --------------------------
                                       Name:  Bruce Allen

                                       By: /s/ Susan K. Allen
                                       --------------------------
                                       Name:  Susan K. Allen

                                       By: /s/ John Simon
                                       --------------------------
                                       Name:  John Simon

				       By: /s/ Herbert A. Allen III
                                       --------------------------
                                       Name:  Herbert A. Allen III

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